CONSENT OF PERSON DESIGNATED

TO SERVE ON THE BOARD OF DIRECTORS OF

CORDIA BANCORP INC.

The undersigned hereby consents, pursuant to Rule 438 under the Securities Act of 1933, as amended, to being named in the proxy statement-prospectus constituting part of Cordia Bancorp Inc.’s Registration Statement on Form S-4 as a person to become a director of Cordia Bancorp Inc.

/s/ Thomas L. Gordon
Signature

Thomas L. Gordon
Print Name

Dated: September 26 , 2012